UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2009
SMART MODULAR TECHNOLOGIES (WWH), INC.
(Exact name of registrant as specified in its charter)

Cayman Islands	000-51771	20-2509518

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
39870 Eureka Drive
Newark, California 94560
(Address of principal executive offices, including zip code)
(510) 623-1231
(Registrant’s telephone number, including area code)
4211 Starboard Drive,
Fremont, California 94538
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☑   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On July 27, 2009, SMART Modular Holdings (WWH), Inc. (the “Company”) filed with the Securities and Exchange Commission (“SEC”) a preliminary proxy statement on Schedule 14A related to its special meeting of shareholders to be held on August 25, 2009. The proxy statement contains a proposal, approved by the board of directors of the Company, that the Company’s shareholders approve an option exchange program, pursuant to which certain Company employees would be permitted to exchange options with an exercise price higher than $4.00. Named executive officers and directors would not be eligible to participate in the option exchange program. Surrendered options, net of replacement options, would be canceled instead of being returned to the Company’s Amended and Restated Stock Incentive Plan. The proposal related to the option exchange contained in the proxy statement filed with the SEC is incorporated herein by reference.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
     If the option exchange is approved by the Company’s shareholders, at the time the option exchange is commenced, the Company will provide option holders who are eligible to participate in the option exchange with written materials explaining the precise terms and timing of the option exchange. Persons who are eligible to participate in the option exchange should read these written materials carefully when they become available because they will contain important information about the option exchange. The Company will also file these written materials with the SEC as part of a tender offer statement upon the commencement of the exchange. The Company’s shareholders and option holders will be able to obtain these written materials and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART Modular Technologies (WWH), Inc.
By:	/s/ Ann T. Nguyen
	Name:	Ann T. Nguyen
	Title:	General Counsel & Corporate Secretary

July 27, 2009